AIM MULTI-SECTOR FUND                                              SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   2/28/2010
FILE NUMBER :        811-09913
SERIES NO.:          5

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $   717
        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class Y               $     7
          Institutional Class   $   738

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.0682
        2 Dividends for a second class of open-end company shares (form
          nnn.nnnn)
          Class Y                0.1168
          Institutional Class    0.1961

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 9,796
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                 1,716
          Class C                 2,267
          Class Y                    53
          Institutional Class     3,813

74V.    1 Net asset value per share (to nearest cent)
          Class A               $ 19.90
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $ 18.94
          Class C               $ 18.93
          Class Y               $ 19.91
          Institutional Class   $ 20.24